UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  September 30, 2004


                      ADDVANTAGE TECHNOLOGIES GROUP, INC.
            (Exact name of registrant as specified in its charter)



       Oklahoma                   1-10799                  73-1351610
(State or other jurisdiction    (Commission              (IRS Employer
   of incorporated)             File Number)           Identification No.)



          1605 E. Iola
      Broken Arrow, Oklahoma                                74012
(Address of principal executive office)                  (Zip Code)

                             (918) 251-9121
           (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








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Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement of Registrant.

  (a) On September 30, 2004, ADDvantage Technologies Group, Inc. (the "Company") entered into a Revolving Credit and Term Loan Agreement pursuant to which Bank of Oklahoma, N.A. issued to the Company a revolving credit commitment in the amount of $7,000,000 and a term loan commitment in the amount of $8,000,000. This credit facility represents a replacement and refinancing of the Company's previous credit facility with the Bank of Oklahoma that provided for a $7,000,000 working capital line of credit and a $2,000,000 commitment for future acquisitions.

     The amount of the new term loan was fully advanced at closing and the proceeds were used to redeem all of the issued and outstanding shares of the Company's Series A 5% Cumulative Convertible Preferred Stock. These shares of preferred stock where beneficially held by David A. Chymiak, Chairman of the Board of the Company, and Kenneth A. Chymiak, President and Chief Executive Officer of the Company, and his spouse. The term loan is payable over a five year period in monthly installments of $100,000 plus accrued interest.

     The revolving credit loan will be used to finance the Company's working capital requirements and replaces and refinances the Company's prior working capital line of credit. A total of $2,753,564 was refinanced by the new facility. The lesser of $7,000,000 or the total of 80% of the Company's qualified accounts receivable and 50% of the Company's qualified inventory, less the outstanding balance of the term loan, is available to the Company under the revolving credit facility. The entire outstanding balance of the revolving credit loan is due on September 30, 2005 and accrued interest is payable monthly.

     Interest accrues under both loans at variable rates based on either the base rate of JP Morgan Chase Bank or the 30 day London Interbank Offered Rate ("LIBOR"), as the Company may elect, plus or minus certain margin amounts based on the amount of the leverage ratio between the Company's funded debt and its earnings before interest, taxes and depreciation and amortization as reflected in its latest financial statement. The term loan interest rate is one-half percentage point greater than the interest rate on the revolving credit loan. The interest rate on the term loan ranges from one-half percentage point below to one-quarter percentage point above the base rate of JP Morgan Chase Bank and two and one-quarter percentage points to three percentage points above the 30-day LIBOR. Concurrently with the closing of the credit facility, the Company entered into an interest rate swap arrangement through the Bank of Oklahoma for the life of the term loan. Under this arrangement, the interest rate on the term loan is fixed, subject to adjustments based only on changes in the Company's debt coverage ratio. The effective rate the Company is currently paying on the term loan as a result of this swap arrangement is 6.13%.

     Both loans are secured by liens and security interests on substantially all of the Company's assets. The lender will have the right to accelerate the maturity of the debt and to foreclose upon or otherwise realize the value of the collateral in the event of a default by the Company in the payment of the obligations or the performance of its obligations, covenants and commitments under the loan documents, misstatements or breaches of its representations and warranties to the lender, a default in certain other borrowings of the Company, insolvency or bankruptcy, certain legal actions are taken against the Company or it merges, consolidates or dissolves without the consent of the lender.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ADDVANTAGE TECHNOLOGIES GROUP, INC.


Dated:  October 6, 2004             /s/  Kenneth A. Chymiak
                                    ----------------------------------------
                                    By:  Kenneth A. Chymiak
                                    Its: President and Chief Executive Officer